Exhibit (23)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-211639) on Form S-8 of our report dated June 24, 2021, with respect to the financial statements and the Schedule H, line 4i - Schedule of Assets (Held at End of Year) of the Wells Fargo & Company 401(k) Plan.

/s/ KPMG LLP

Cleveland, Ohio
June 24, 2021